Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources Announces Closing of Second Lien Term Loans and Note Repurchase

DALLAS, TEXAS, October 27, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that it had closed the funding of its previously announced 12.5% Senior Secured Second Lien Term Loan in the aggregate principal amount of $300 million (the “Fairfax Term Loan”) and its 12.5% Senior Secured Second Lien Term Loan in the aggregate principal amount of $291 million (the “Exchange Term Loan,” and together with the Fairfax Term Loan, the “Second Lien Term Loans”).

Simultaneously with the funding of the Second Lien Term Loans and pursuant to a series of purchase agreements, the Company completed its previously announced repurchase (the “Note Repurchase”) of an aggregate principal amount of approximately $376 million of 2018 Notes and an aggregate principal amount of approximately $201 million of 2022 Notes. The proceeds of the Exchange Term Loan were deemed to be used to complete the Note Repurchase and the proceeds of the Fairfax Term Loan were used to repay approximately $300 million of outstanding indebtedness under the Company’s Amended and Restated Credit Agreement. The Notes repurchased will be cancelled by the trustee following customary settlement procedures.

Additional information about the transactions will be available in a Form 8-K to be filed by the Company in connection with the transactions described above.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.